Exhibit 5.1
LEGAL OPINION OF ZUKERMAN GORE BRANDEIS & CROSSMAN, LLP
December 28, 2006
Grubb & Ellis Company
500 West Monroe Street, Suite 2800
Chicago, Illinois 60661
Ladies and Gentlemen:
          You have requested our opinion in connection with the filing by Grubb & Ellis Company, a Delaware corporation (the “Company”), with the Securities and Exchange Commission of a Registration Statement on Form S-1 (“Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the proposed sale by certain stockholders of the Company (the “Selling Stockholders”) of (i) 7,575,750 shares of common stock, par value $.01 per share, of the Company and (ii) 125,000 shares of 12% Cumulative Participating Perpetual Convertible Preferred Stock, par value $0.01 per share, of the Company (collectively, the “Selling Stockholder Shares”).
          We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.
          Based upon the foregoing, we are of the opinion that the Selling Stockholder Shares have been duly authorized, validly issued and are fully paid and non-assessable.
          We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.
          This opinion is limited to the matters expressly set forth herein. This opinion is given and speaks only as of the date hereof and is limited to our knowledge of the facts and the laws, statutes, rules and regulations, and judicial and administrative interpretations thereof, as currently in effect, and assumes no event will take place in the future which will affect the opinions set forth herein. These are all subject to change, possibly with retroactive effect. We assume no obligation to advise any party of changes of any kind that may hereafter be brought to our attention, even if such changes would affect our opinion, or to update or supplement this opinion after the date hereof.
               Very truly yours,
               /s/ Zukerman Gore Brandeis & Crossman, LLP